Exhibit 23.1

KPMG LLP

345 Park Avenue

New York, NY 10154-0102

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 27, 2024, with respect to the financial statements of Bitwise Bitcoin ETF, incorporated herein by reference, and to the references to our firm under the headings “Questions and Answers about the Transactions”, “Service Providers” and “Experts” in the Registration Statement on Form S-1.

/s/ KPMG LLP

New York, New York

November 25, 2024